UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 15, 2006
SOUTHWEST COMMUNITY BANCORP
Incorporated Under the Laws of the State of California

000-50545 Commission File Number	30-0136231 I.R.S. Employer Identification Number
5810 El Camino Real
Carlsbad, California 92008
Telephone: (760) 918-2616
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.
     On February 15, 2006, Southwest Community Bancorp (“SWCB”) and Placer Sierra Bancshares (“PLSB”) entered into an Agreement and Plan of Merger and Reorganization, dated as of February 15, 2006 (the “Agreement”), pursuant to which SWCB shall merge with and into PLSB. Shareholders of SWCB will receive a number of shares of PLSB common stock in exchange for each share of SWCB stock based on an exchange ratio. The exchange ratio for the stock consideration is the number of shares of PLSB common stock into which a share of SWCB stock shall be converted which shall be equal to the amount (to the nearest ten thousandth) obtained by dividing the Per Share Price (as that term is defined in Section 12.3 of the Agreement) of the PLSB common stock by the Parent Average Price (as that term is defined in Section 12.3 of the Agreement) of the PLSB common stock, subject to collars. The merger is subject to the approval of the shareholders of SWCB and PLSB, the receipt of necessary regulatory approvals, and other customary closing conditions. Copies of the Agreement and a press release relating to the transaction are included in this Report.
     In connection with the merger, Southwest Community Bank will also be merged into Placer Sierra Bank.
     The transaction is not expected to close until June of 2006.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Exhibits.
2.1	Agreement and Plan of Merger and Reorganization dated February 15, 2006 by and between Southwest Community Bancorp and Placer Sierra Bancshares.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST COMMUNITY BANCORP
Date: February 16, 2006
By:	/s/ Frank J. Mercardante
Frank J. Mercardante
Chief Executive Officer

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